Exhibit 5.3

INTERNAL REVENUE SERVICE P. O. BOX 2508 CINCINNATI, OH 45201	DEPARTMENT OF THE TREASURY
Employer Identification Number:
Date: March 17, 2004	94-3234914
DLN:
17007011014042
PG&E CORPORATION	Person to Contact:
ONE MARKET STREET	CHARLOTTE BARTELT ID# 52074
C/O BRUCE R. WORTHINGTON	Contact Telephone Number:
SPEAR STREET TOWER, SUITE 400	(877) 829-5500
SAN FRANCISCO, CA 94105-0000	Plan Name:
PG&E CORPORATION RETIREMENT SAVINGS
PLAN FOR UNION-REPRESENTED
Plan Number: 003

Dear Applicant:

          We have made a favorable determination on the plan identified above based on the information you have supplied.  Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records.  You must retain this information to preserve your reliance on this letter.

          Continued qualification of the plan under its present form will depend on its effect in operation.  See section 1.401-1(b) (3) of the Income Tax Regulations.  We will review the status of the plan in operation periodically.

          The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms.  Publication 794 describes the information that must be retained to have reliance on this favorable determination letter.  The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans.  Please read Publication 794.

          This letter relates only to the status of your plan under the Internal Revenue Code.  It is not a determination regarding the effect of other federal or local statutes.

          This determination is subject to your adoption of the proposed amendments submitted in your letter dated March 4, 2004.  The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

          This determination also applies to the proposed amendments dated December 28, 2001.

          This determination letter is applicable for the amendment(s) executed on December 18, 2001.

          This determination letter is applicable for the plan adopted on

Letter   835 (DO/CG)

PG&E CORPORATION                                -2-

April 2, 2000.

          This plan satisfies the requirements of Code section 4975(e) (7).

          This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

          The requirement for employee benefits plans to file summary plan description (SPD) with the U.s. Department of Labor was eliminated effective August 5, 1997.  For more details, call 1-800-998-7542 for a free copy of the SPD card.

          We have sent a copy of this letter to your representative as indicated in the power of attorney.

          If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

PAUL T. SCHULTZ
_________________________________
Paul T. Schultz
Director,
Employee Plans Rulings & Agreements

Enclosures:

Publication  794

Letter  835 (DO/CG)